Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Actavis plc of our report dated February 26, 2013, except for the revisions due to the measurement period adjustments as described in Note 20, as to which the date is May 7, 2013, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Actavis, Inc.’s Current Report on Form 8-K dated June 17, 2013.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

September 30, 2013